Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 5, 2013, with respect to the financial statements of Heelys, Inc. as of December 31, 2012 and 2011, and for the years then ended, included in this Current Report of Sequential Brands Group, Inc. on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sequential Brands Group, Inc. on Forms S-8 (File No. 333-107785, effective 08/08/03; File No. 333-134672, effective 06/02/06; and File No. 333-152961, effective 08/12/08).

 /s/ Grant Thornton LLP

Dallas, Texas
April 5, 2013